Exhibit 99.1

The Men’s Wearhouse, Inc.

News Release	For Immediate Release
MEN’S WEARHOUSE REPORTS
FISCAL 2007 THIRD QUARTER RESULTS
•	Q3 2007 GAAP diluted EPS was $0.69 versus $0.58 in 2006

•	Company estimates Q4 2007 GAAP diluted EPS in a range of $0.43 to $0.48

•	Company estimates Fiscal 2007 GAAP diluted EPS in a range of $2.87 to $2.92

•	Conference call at 5:00 pm eastern today
HOUSTON — November 28, 2007 — The Men’s Wearhouse (NYSE: MW) today announced its consolidated financial results for the third quarter ended November 3, 2007.
THIRD QUARTER RESULTS

Third Quarter Sales Summary — Fiscal 2007
					Total
					Sales	Comparable Store Sales
	U.S. dollars, in millions				Change %	Change %
	Current Year		Prior Year			Current Year	Prior Year
Total Company	$512.1		$430.1		+ 19.1%
MW	$292.9	(a)	$280.3	(a)	+ 4.5%	+ 0.6%	+ 4.3%
After Hours	$61.2		(b	)	(b )	(b )	(b )
K&G	$87.7		$89.9		- 2.5%	- 11.3%	+ 0.2%
United States	$451.7		$376.8		+ 19.9%	- 2.1%	+ 3.4%
Moores	$60.5		$53.3		+ 13.5%	+ 0.6% (c)	+ 13.0% (c)

Year-To-Date Sales Summary — Fiscal 2007
					Total
					Sales	Comparable Store Sales
	U.S. dollars, in millions				Change %	Change %
	Current Year		Prior Year			Current Year	Prior Year
Total Company	$1,577.6		$1,325.2		+ 19.0%
MW	$895.8	(a)	$859.5	(a)	+ 4.2%	+ 1.5%	+ 4.3%
After Hours	$177.3		(b	)	(b )	(b )	(b )
K&G	$298.8		$288.2		+ 3.7%	- 8.0%	+ 0.0%
United States	$1,399.0		$1,166.8		+ 19.9%	- 0.8%	+ 3.3%
Moores	$178.6		$158.5		+ 12.7%	+ 5.1% (c)	+ 8.3% (c)

(a)	Includes retail stores and ecommerce.

(b)	After Hours was acquired on April 9, 2007 and will be excluded from comparable store sales reporting until Q2 of fiscal 2008.

(c)	Comparable store sales change is based on the Canadian dollar.

Third quarter 2007 operating income was $59.2 million compared to $48.8 million last year and net income was $37.1 million compared to $31.8 million last year. GAAP diluted earnings per share were $0.69 for the third quarter ended November 3, 2007 compared to $0.58 last year. After Hours, after acquisition funding costs, contributed $0.05 to the GAAP diluted earnings per share for the third quarter.
Year-to-date fiscal 2007 operating income was $207.1 million compared to $150.8 million last year and net income was $132.2 million compared to $96.3 million last year. GAAP diluted earnings per share were $2.44 for the year-to-date period ended November 3, 2007 compared to $1.76 last year. After Hours, after acquisition funding costs, contributed $0.37 to the GAAP diluted earnings per share for the year-to-date period ended November 3, 2007.
THIRD QUARTER HIGHLIGHTS
•	Total company sales increased 19.1% for the quarter. Apparel sales, representing 75.0% of total sales, increased 4.8%. Tuxedo rental revenues, representing 18.8% of total sales, increased 178.6%. Tuxedo rental revenues excluding After Hours increased 13.6%.
•	Comparable store sales decreased 2.1% for the Company’s United States based stores, below the Company’s guidance of flat to +1%. This under plan performance was primarily related to weaker traffic trends and lower average ticket realized at the Company’s K&G group of stores.

•	Comparable store sales increased 0.6% for the Company’s Canadian based stores, below the Company’s guidance of +2% to +4%.

•	Unseasonably warmer weather conditions impacted the company’s outwear clothing categories thereby contributing to the company’s under plan comparable store sales.
•	Gross margin, as a percentage of sales, increased 385 basis points from 43.10% to 46.95%. This improvement is due to both organic and acquired growth in tuxedo rental revenues as well as continued gains in merchandise margins.

•	Selling, general, and administrative expenses as a percentage of sales increased 364 basis points from 31.76% to 35.40%. This increase is primarily due to the inclusion of the operations of After Hours.

•	Operating income, as a percentage of sales, increased 21 basis points from 11.34% to 11.55%.

•	The effective tax rate for the quarter of 37.4% was inline with the Company’s guidance.

•	During the quarter the Company repurchased 818,000 shares for a total of $34.1 million.

FOURTH QUARTER 2007 GUIDANCE AND UPDATED FISCAL 2007 OUTLOOK
For the fourth quarter of 2007, the Company expects same store sales growth in the U.S. to be in the negative low single digit range and in Canada to be in a range of flat to +2%. GAAP diluted earnings per share are expected to be in the range of $0.43 to $0.48.
After Hours revenues for the fourth quarter are estimated in a range of $24 million to $26 million. After consideration of acquisition funding costs, After Hours is expected to be dilutive to fiscal fourth quarter 2007 in a range of $0.31 to $0.32 per diluted share outstanding. It should be noted that the seasonality of After Hours revenues is heavily concentrated in April, May and June. Second quarter, followed by third quarter, is the highest revenue quarter for After Hours and first and fourth quarters are considered off season. As a result, After Hours typically has income in the second and third quarters and losses in the first and fourth quarters.
For the fiscal year ending February 2, 2008, the Company expects GAAP diluted earnings per share in a range of $2.87 to $2.92. Same store sales changes in the U.S. for fiscal 2007 are expected to be a decrease of 1% to flat and in Canada are expected to be in a range of +2% to +4%.
After Hours revenues for fiscal 2007 are estimated in a range of $201 million to $203 million. After consideration of acquisition funding costs, After Hours is expected to be accretive to fiscal 2007 in a range of $0.05 to $0.06 per diluted share outstanding.
For the fourth quarter, the guidance includes an estimated effective tax rate of approximately 37.3% and fully diluted shares outstanding of 53.3 million. For the full year, the estimated effective tax rate is 36.6% and the fully diluted shares outstanding are estimated to be 54.0 million.
CONFERENCE CALL AND WEBCAST INFORMATION
At 5:00 p.m. Eastern time today, company management will host a conference call and real time web cast to review the results for the fiscal third quarter 2007 and provide an outlook for fiscal fourth quarter and an update for fiscal 2007.
To access the conference call, dial 303-262-2125. To access the live webcast presentation, visit the Investor Relations section of the company’s website at www.tmw.com. A telephonic replay will be available through December 5, 2007 and by calling 303-590-3000 and entering the access code of 11099472#, or a webcast archive will be available free on the website for approximately 90 days.

STORE INFORMATION

	November 3, 2007		October 28, 2006				February 3, 2007
	Number	Sq. Ft.	Number		Sq. Ft.		Number		Sq. Ft.
	of Stores	(000’s)	of Stores		(000's)		of Stores		(000's)
Men’s Wearhouse	560	3,132.3	538		2,979.9		543		3,014.8
After Hours	493	654.8	(a	)	(a	)	(a	)	(a	)
Moores, Clothing for Men	116	717.8	116		719.1		116		722.7
K&G (b)	103	2,392.4	89		2,112.2		93		2,201.6
Total	1,272	6,897.3	743		5,811.2		752		5,939.1

(a)	After Hours was acquired on April 9, 2007.

(b)	83, 68 and 73 stores, respectively, offering women’s apparel.
Founded in 1973, Men’s Wearhouse is one of North America’s largest specialty retailers of men’s apparel with 1,272 stores. The stores carry a full selection of designer, brand name and private label suits, sport coats, furnishings and accessories, including tuxedo rentals available in the Men’s Wearhouse, Moores, After Hours, and select K&G stores.
This press release contains forward-looking information. The forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be significantly impacted by various factors, including unfavorable local, regional and national economic developments, disruption in retail buying trends due to homeland security concerns, severe weather conditions, aggressive advertising or marketing activities of competitors, governmental actions and other factors described herein and in the Company’s annual report on Form 10-K for the year ended February 3, 2007 and subsequent Forms 10-Q.
For additional information on Men’s Wearhouse, please visit the Company’s website at www.tmw.com.

CONTACT:	Neill Davis, EVP & CFO, Men’s Wearhouse (281) 776-7200 Ken Dennard, DRG&E (713) 529-6600

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
FOR THE THREE MONTHS ENDED
November 3, 2007 AND October 28, 2006
(In thousands, except per share data)

	Three Months Ended
		% of		% of
	2007	Sales	2006	Sales

Net sales	$512,136	100.00%	$430,068	100.00%
Cost of goods sold, including buying, distribution and occupancy costs	271,665	53.05%	244,690	56.90%

Gross margin	240,471	46.95%	185,378	43.10%

Selling, general and administrative expenses	181,307	35.40%	136,610	31.76%

Operating income	59,164	11.55%	48,768	11.34%

Interest income	(1,352)	(0.26%)	(2,461)	(0.57%)
Interest expense	1,304	0.25%	2,346	0.55%

Earnings before income taxes	59,212	11.56%	48,883	11.37%

Provision for income taxes	22,145	4.32%	17,109	3.98%

Net earnings	$37,067	7.24%	$31,774	7.39%

Net earnings per share:
Basic	$0.70		$0.60

Diluted	$0.69		$0.58

Weighted average common shares outstanding:
Basic	53,141		53,098

Diluted	53,775		54,903

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
FOR THE NINE MONTHS ENDED
November 3, 2007 AND October 28, 2006
(In thousands, except per share data)

	Nine Months Ended
		% of		% of
	2007	Sales	2006	Sales

Net sales	$1,577,600	100.00%	$1,325,219	100.00%
Cost of goods sold, including buying, distribution and occupancy costs	836,358	53.01%	757,889	57.19%

Gross margin	741,242	46.99%	567,330	42.81%

Selling, general and administrative expenses	534,139	33.86%	416,580	31.43%

Operating income	207,103	13.13%	150,750	11.38%

Interest income	(4,655)	(0.30%)	(7,249)	(0.55%)
Interest expense	3,513	0.22%	6,826	0.52%

Earnings before income taxes	208,245	13.20%	151,173	11.41%

Provision for income taxes	76,019	4.82%	54,922	4.14%

Net earnings	$132,226	8.38%	$96,251	7.26%

Net earnings per share:
Basic	$2.47		$1.81

Diluted	$2.44		$1.76

Weighted average common shares outstanding:
Basic	53,614		53,163

Diluted	54,284		54,715

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands) (Unaudited)

	November 3,	October 28,
	2007	2006
ASSETS

Current assets:
Cash and cash equivalents	$102,531	$75,093
Short-term investments	—	180,275
Inventories	515,917	481,885
Other current assets	93,335	53,835

Total current assets	711,783	791,088
Property and equipment, net	392,917	277,510
Goodwill	73,674	58,261
Other assets, net	94,324	71,586

Total assets	$1,272,698	$1,198,445

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$274,182	$218,495
Long-term debt	92,595	207,310
Deferred taxes and other liabilities	68,294	49,216
Shareholders’ equity	837,627	723,424

Total liabilities and equity	$1,272,698	$1,198,445

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
FOR THE NINE MONTHS ENDED
November 3, 2007 AND October 28, 2006
(In thousands)

	Nine Months Ended
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$132,226	$96,251
Non-cash adjustments to net earnings:
Depreciation and amortization	57,293	45,191
Tuxedo rental product amortization	36,976	14,627
Other	7,987	2,771
Changes in assets and liabilities	(91,398)	(108,027)

Net cash provided by operating activities	143,084	50,813

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(90,394)	(47,552)
Net non-cash assets acquired	(68,253)	—
Purchases of available-for-sale investments	(277,480)	(197,920)
Proceeds from sales of available-for-sale investments	277,480	80,420
Other	(91)	(913)

Net cash used in investing activities	(158,738)	(165,965)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(9,186)	(8,072)
Proceeds from issuance of common stock	6,323	7,583
Purchase of treasury stock	(78,080)	(11,512)
Other	1,195	1,161

Net cash used in financing activities	(79,748)	(10,840)

Effect of exchange rate changes	18,239	859

DECREASE IN CASH AND CASH EQUIVALENTS	(77,163)	(125,133)
Balance at beginning of period	179,694	200,226

Balance at end of period	$102,531	$75,093